Press Release Source: Aspen Racing Stables, Inc.

Aspen Racing Stables, Inc. Announces Name and Ticker Symbol Change

•	Thursday November 6, 2008, 8:11 am EST

HAIKOU, China, Nov. 6 /Xinhua-PRNewswire-FirstCall/ -- After a reverse merger with Kun Run Biotechnology Limited, Aspen Racing Stables, Inc. (OTC Bulletin Board: ASRS - News), announced today that pursuant to a Certificate of Amendment to the Company's Certificate of Incorporation, as filed with the Nevada Secretary of State on November 1, 2008, the name of the Company has been changed to Kun Run Biotechnology, Inc. (hereafter "Kun Run" or the "Company").

The Company also announced that the new name will be effective on November 6, 2008, its ticker symbol on the Over-the-Counter Bulletin Board ("OTC BB") will be changed to "KURU.OB"

About Kun Run Biotechnology, Inc.

Kun Run Biotechnology Ltd., together with its subsidiaries, engages in research, development, production and commercialization of self-branded synthesized polypeptide medicines. It uses pioneered solid phase peptide synthesis (SPPS) and advanced purifying technology to produce various therapeutic polypeptide drugs, the most famous products of this company is "TP-5" which can efficiently regulate human's immune system in order to defense and cure malignant diseases. The company has two state-of-art manufacturing plants and possesses one of the largest peptide synthesize capacity across Asia.

Safe Harbor Statement

Certain statements set forth in this press release constitute "forward- looking statements." Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially from those included within the forward-looking statements. Forward-looking statements involve risks and uncertainties, including those relating to the Company's ability to introduce, manufacture and distribute new drugs. Actual results may differ materially from predicted results, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the Company's ability to obtain raw materials needed in manufacturing, the continuing employment of key employees, the failure risks inherent in testing any new drug, the possibility that regulatory approvals may be delayed or become unavailable, patent or licensing concerns that may include litigation, direct competition from other manufacturers and product obsolescence. More information about the potential factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Securities and Exchange Commission.